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                                                                       Exhibit 6

                      [Letterhead of UBS Securities LLC]

                               January 26, 1998


Board of Directors
State of The Art, Inc.
56 Technology Drive
Irvine, CA 92618

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of State of The Art, Inc., a California corporation (the "Company"), of the consideration to be received by such holders pursuant to the terms of that certain Agreement and Plan of Merger, to be dated January 27, 1998 (the "Merger Agreement"), by and among The Sage Group plc, a company organized under the laws of England ("Parent"), Rose Acquisition Corp., a Delaware corporation and a direct and indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company. The Merger Agreement provides, among other things, for a tender offer (the "Offer") by Purchaser to acquire all of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") pursuant to which Purchaser will pay to the holders of such shares of Company Common Stock $22.00 per share in cash for each share of Company Common Stock accepted, and following completion of the Offer, Purchaser will be merged with and into the Company and each outstanding share of Company Common Stock (other than shares of Company Common Stock already owned by Parent or Purchaser) will be converted into the right to receive $22.00 in cash (together with the Offer, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     UBS Securities LLC ("UBS"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as exclusive financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of January 12, 1998 (the "Engagement Letter").

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) a substantially final draft of the Merger Agreement; (ii) certain publicly available information for the Company, including the annual report of the Company filed on Form 10-K for the year ended December 31, 1996, and the quarterly report of the Company filed on Form 10-Q for the quarter ended September 30, 1997; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company; (iv) discussions we have had with certain members of the management of the Company concerning the historical and current business
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State of The Art, Inc.
January 26, 1998
Page 2


operations, financial condition and prospects of the Company and such other matters we deemed relevant; (v) the reported price and trading history of the shares of the Company Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant; (vi) the financial condition of the Company as compared to the financial condition of certain other companies we deemed relevant; (vii) certain financial terms of the Transaction as compared to the financial terms of selected other business combinations we deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the competitive, operating and regulatory environments and the related financial performance of the Company for the relevant periods. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be disclosed if required by law and may be included in its entirety and referred to in any filing with the Securities and Exchange Commission of the Solicitation/Recommendation Statement of the Company relating to the Transaction. Our opinion does not address the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to whether such stockholder should tender his or her shares of the Company Common Stock in the Offer or how such shareholder should vote with respect to the merger or to take any other action in connection with the Transaction or otherwise.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of shares of the Company Common Stock (other than Parent, Purchaser and any affiliates thereof) in the Transaction is fair, from a financial point of view, to such holders.

                                   Very truly yours,


                                   UBS SECURITIES LLC